Exhibit 13.1

CHINA MOBILE LIMITED

Certification

Pursuant to 18 U.S.C. § 1350, the undersigned, YANG Jie, Executive Director and Chairman of China Mobile Limited (the “Company”), hereby certifies, to his knowledge, that the Company’s annual report on Form 20-F for the year ended December 31, 2019 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: April 28, 2020

/s/ YANG Jie
Name:	YANG Jie
Title:	Executive Director and Chairman

The foregoing certification is being furnished solely pursuant to 18 U.S.C. § 1350 and is not being filed as part of the Report or as a separate disclosure document.